ASSET PURCHASE AGREEMENT



          This ASSET PURCHASE AGREEMENT is made as of July 10, 1998, by and between FAST FOOD OPERATORS, INC., a New York corporation with a business office at 42-40 Bell Boulevard, Bayside, New York 11361 (hereafter "Seller") and POPYORK LLC, a New York limited liability company with a business office at c/o Gary Monie, 300 Main Street, Suite 202, Little Falls, New Jersey 07424 (hereafter "Purchaser").

          This Agreement sets forth the terms and conditions pursuant to which Purchaser will acquire from Seller certain fixed assets relating to four (4) Popeye's Famous Fried Chicken and Biscuits Restaurants presently operated by Seller, and set forth on Schedule 1.01 (the "Stores").

          In consideration of the representations, warranties, covenants and agreements contained herein, intending to be legally bound, the parties hereto agree as follows:

                            ARTICLE I
                TRANSFER OF ASSETS AND LIABILITIES

     1.01. Assets to be Conveyed. Subject to the terms and conditions of this Agreement, Seller will, at the closing provided for in Section 1.04 hereof (the "Closing"), sell, convey, assign, lease, transfer or deliver to Purchaser any and all fixed assets, tangible and intangible, used in or associated with the Stores free and clear of all liens and encumbrances, including, but not limited to, the following (the "Assets"):

          (a) subject to the approval of each respective lessor, the real estate, buildings and related improvements used in the operation of the Stores listed on Schedule 1.01(a) ("Leased Property") which Leased Property will be leased to Purchaser at Closing on the same terms and conditions as are presently set forth in the lease agreements or any lease amendments acceptable to the Purchaser, for the location of each of the Stores (the "Lease Agreements");

          (b) furniture, trade fixtures and equipment owned by Seller and used in the operation of and located at the Stores as of the date hereof (the "Equipment");

          (c)  subject to the approval of America's Favorite
Chicken Company ("AFC"), the assignment of the Franchise
Agreements pertaining to the Store;

          (d) Seller's rights, if any, under the contracts, agreements and commitments of Seller listed in Schedule 1.01(d)hereto relating to the business conducted at the Stores but only to the extent provided in Section 2.05;

          (e) the prepaid items, deposits, customary cash "bank" for the Stores, and other special items listed on Schedule
1.01(e) hereto; and

          (f) all of Seller's inventory of goods and supplies that are useable in the ordinary course of business, which are typically characterized as inventory, and that are located at the Stores as of the Closing Date (as defined in Section 1.04 below) (the "Inventory").

     1.02. Liabilities to be Assumed. Subject to the terms and conditions of this Agreement, in partial consideration of the transfer, conveyance and assignment to Purchaser of the Assets, Purchaser will assume the following liabilities and obligations of Seller that arise from and after the Closing Date in respect of, and to the extent related to, the business conducted at the Stores and will assume no other liabilities or obligations of
Seller:

          (a) all liabilities arising under the Lease Agreements for the Leased Property; and

          (b) all of Seller's obligations and liabilities under service contracts, licenses and concessions, if any, referred to in Section 2.05 and listed in Schedule 1.01(d) hereto.

     1.03.  Consideration.

          (a) Subject to the terms and conditions of this Agreement, in consideration of the transfer, conveyance and assignment of the Assets, Purchaser shall deliver to Seller:

               (i)  at the Closing, cash in the amount of Nine
Hundred Thousand ($900,000) Dollars (the "Purchase Price") by certified or official bank check or by wire transfer in immediately available federal funds;

               (ii)  at the Closing, with respect to the
Inventory and the Stores' "bank," cash in the amount of the value of such Inventory and such Stores "bank" as determined in accordance with this Agreement;

          (b) The Purchase Price for the Assets set forth herein shall be allocated in accordance with Schedule 1.03 hereto; and

          (c) To the extent that after Closing either Seller or Purchaser shall receive any payments from any third parties relating to the operations at the Stores and attributable to the period prior to (in the case of receipt by Purchaser) or after (in the case of receipt by Seller) the Closing Date, the party receiving the same shall promptly make delivery thereof to the other party hereto who was entitled to such payment from such third party.

     1.04. Closing. The Closing of the transactions contemplated in this Agreement shall take place at the offices of counsel for Seller by wire transfer, fax and telephone on or about July 31, 1998, or on such later date when all conditions precedent to the Closing shall have been met or waived, but in no event later than December 30, 1998. (The date on which the Closing occurs shall be referred to as the "Closing Date.") Purchaser shall be entitled to possession of the Assets and to begin operating the Stores as of the beginning of business on the Closing Date if Closing is consummated by 10:00 a.m., New York City time, on such date. If Closing is not consummated by such time, Purchaser shall be entitled to possession of the Assets and to begin operating the Stores as of the beginning of business on the next business day following the Closing Date.

     1.05. Condition Precedent to Closing. The transactions contemplated in this Agreement are specifically conditioned upon:

          (a) written approval by AFC for the transactions contemplated by the parties pursuant to the provisions of this Agreement and for the assignments of the franchise rights and agreements, which approval may consist of the forwarding by AFC to the parties of the documentation necessary to effectuate the transfer of the franchise rights to Purchaser;

          (b) approval by the stockholders of Seller of the transactions contemplated by the parties pursuant to the provisions of this Agreement, which approval is to be requested by Seller at a duly called and convened special meeting of the stockholders of Seller;

          (c) the parties' full and timely compliance with the notice provisions of Articles 6 and 9 of the Uniform Commercial
Code; and

          (d)  written approval by each lessor of the Leased
Property of the assignments to Purchaser, and assumption by Purchaser of the Lease Agreements in a form which is reasonably acceptable to counsel for each of Seller and Purchaser.

     1.06. Deliveries by Seller. At the Closing, Seller will deliver the following to Purchaser:

          (a) a duly executed and acknowledged Bill of Sale substantially in the form of Exhibit A hereto (the "Bill of Sale") transferring to Purchaser all of the Assets being transferred hereunder as of the Closing Date;

          (b) duly executed and acknowledged agreements for the assignment and assumption of the Lease Agreements for the Leased
Property;

          (c)  the officer's certificate referred to in Section
8.03 hereof;

          (d) the opinion of counsel referred to in Section 8.05 hereof; and

          (e) such other documents as may be reasonably necessary to effect the transactions contemplated hereby.

     1.07. Deliveries by Purchaser. At the Closing, Purchaser will deliver the following to Seller:

          (a) cash in the amount of Nine Hundred Thousand
($900,000) Dollars by certified or official bank check or by wire transfer in immediately available federal funds;

          (b) cash in an amount equal to the value of the Assets, as described in Section 1.01(e), plus a sum representing the Inventory for the Stores as of the Closing Date, as described in Section 1.01(f), by certified or official bank check or by wire transfer in immediately available federal funds.

          (c) duly executed and acknowledged agreements for the assignment and assumption of the Lease Agreements for the Leased
Property;

          (d)  the officer's certificate referred to in Section
7.03 hereof;

          (e) the opinion of counsel referred to in Section 7.05 hereof; and

          (f) such other documents as may be necessary to effect the transactions contemplated hereby.

                            ARTICLE II
                         RELATED MATTERS

     2.01. Physical Inventories. A physical count shall be taken of the Inventories at the Stores immediately prior to the close of business on the day preceding the Closing Date; a closing adjustment will be made pursuant to Sections 2.03(c) and
(d) based upon such count.

     2.02. Franchise Documents. At the Closing, Seller shall assign to Purchaser executed Restaurant Franchise Agreements for the Stores, including the addenda thereto if any, (collectively, the "Franchise Documents").

     2.03.     Apportionments.

          (a) On the Closing Date, Purchaser and Seller shall apportion the following expenses with regard to the Stores:

               (i) Seller's pro rata share of ad valorem taxes, real estate taxes, assessments and fees payable for the Stores on such tax year or fiscal year basis, as the case may be;

               (ii) Seller's pro rata share of fees, charges, parking lot and shopping center expenses or similar expenses, if any, as prescribed by all operating agreements, easements, leases or other instruments;

               (iii) if arrangements cannot be made for separate billing, any apportionable utility charges and any other charges that are properly apportionable in accordance with the terms of this Agreement; and

               (iv) Seller's pro rata share of payments under all contracts, agreements and concessions assumed by Purchaser pursuant to the terms of this Agreement.

          (b) The foregoing, however, shall not operate to relieve Seller of its obligations to pay its rightful share of any taxes, assessments or other fees, utility charges or other charges that are properly payable by Seller as apportioned as of the Closing Date. Real estate taxes, personal property and other taxes, and all other expenses and charges relating to the ownership or operation of the Stores, shall be shared on a pro rata basis in proportion to the period of occupancy of each party.

          (c) The parties agree that any payments due to each other as a result of the apportionments made on the Closing Date shall be paid within twenty (20) days after the Closing Date.

          (d) The parties agree to make payments to each other on a timely basis with respect to adjustments not correctly ascertainable on the Closing Date as soon as the correct amount of any amounts to be adjusted or apportioned pursuant to this
Section 2.03 are ascertained.

     2.04. Cash and Cash Equivalents. Immediately prior to the Closing Date, Seller shall remove all cash and cash equivalents (excluding the cash constituting the Stores' "banks") from the Stores.

     2.05. Contracts and Commitments. Seller has delivered to Purchaser copies, where available, of all service contracts, licenses and concessions referred to in Schedule 1.01(d) relating to the business conducted at the Stores. Purchaser shall assume all of Seller's obligations arising from and after the Closing Date with respect to said service contracts. Each such assignment and assumption may, if required by Seller, be pursuant to a written instrument in form reasonably satisfactory to the parties.

                           ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller hereby represents, covenants and warrants to Purchaser the following:

     3.01.     Corporate Organization, Etc.   Seller is a
corporation duly incorporated and in good standing under the laws of the State of New York.

     3.02. Authority. Seller has full corporate power and authority in accordance with its Articles of Incorporation and By-laws to carry on its business in connection with the Stores as it is now being conducted, to enter into and perform its obligations under this Agreement, and to carry out the transactions contemplated hereby.

     3.03. Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate any provision of the Articles of Incorporation and By-laws of Seller; or, to the best knowledge of Seller, violate, conflict with, constitute a default (or constitute an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under, any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Seller is a party or by which it or any of the Assets may be bound; or violate any statute or law of any judgment, decree, order, regulation or rule of any court or governmental authority applicable to either Seller or any of the Assets.

     3.04. Title to Assets; Encumbrances. With respect to all Assets, Seller represents that: (i) it has good and marketable title to all such Assets related to the operation of the Stores that it purports to own; and (ii) all such Assets shall be conveyed free and clear of title defects, liens, claims, charges, security interests or other encumbrances.

     3.05. Compliance with Applicable Law. To the best of Seller's knowledge, Seller possesses all permits, consents and licenses of every kind required by the jurisdiction in which the Stores are located that are necessary to carry on its business at the Stores as presently conducted, and which are required to own or lease and operate the Assets, the failure of which possession would have a material adverse effect on the operation of the Stores. Seller represents that it has complied with all laws, regulations and orders applicable to its business at the Stores, including, but not limited to, those relating to zoning, health, safety and employment; and the present operation of the Stores does not violate any such laws, regulations or orders in any material respects.

     3.06.     Leased Property.

          (a) Schedule 1.01(a) contains an accurate and complete description of the Leased Property. Seller has delivered to Purchaser copies of the Lease Agreements, with all supplements, amendments and modifications thereof, if any, (collectively, the "Lease Agreements"); the Lease Agreements have not been further modified, amended or assigned (unless such modification, amendment or assignment was agreed to by the Purchaser), and they are in full force and effect; there is no existing default by Seller under the Lease Agreements, and to the best knowledge of Seller, no event has occurred nor do any circumstances exist which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute any default thereunder.

          (b) Seller hereby agrees that it shall not modify, extend or amend any Lease Agreements without the prior written consent of Purchaser in each instance.

     3.07. Contracts. Schedule 1.01(d) contains an accurate and complete list of all material contracts relating to the Stores, the Assets and/or the equipment located within the Stores (the "Contracts"). Seller has delivered to Purchaser copies of all such Contracts and any amendments or modifications thereto. The Contracts are in full force and effect; there is no existing default by Seller under any of the Contracts and to the best of Seller's knowledge, no default has occurred nor does any circumstance exist which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute any default thereunder.

     3.08. Litigation. As of the date hereof, Seller has not received notice that as to the operation of the Stores it is or may be in violation of any material order, writ, injunction, rule, regulation or decree of any court or of any federal, state, municipal or other governmental authority or agency having jurisdiction with respect to the Stores. Seller is neither engaged in, nor to the best knowledge of Seller is Seller threatened with, any legal action or other proceeding that, if adversely determined, would have a material adverse effect on the business being conducted at the Stores. Seller has not received any notice of taking or condemnation, actual or proposed, with respect to the Stores.

     3.09. Brokers and Finders. Neither Seller nor any of its respective officers, directors or employees has taken any action with respect to any broker or finder that would give rise to any liability on the part of Purchaser or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement which would give rise to any liability on the part of Purchaser. Seller hereby indemnifies Purchaser from and against any claim, action or proceeding by any person or entity in connection with any alleged fee or commission arising from this transaction.

     3.10. Public Utilities . All public utilities necessary for the operation of the Stores presently serve the Stores and, to the best of Seller's knowledge, no fact or condition exists which would result in the permanent discontinuance of sewer, electric, gas, telephone or other utilities presently located at the Stores.

     3.11. Franchise Rights. Seller is in material compliance with the terms, conditions and obligations set forth in the Franchise Agreements for the Stores.

     3.12. Financial Reports, Statements of Operations. Seller hereby represents that the Statements of Operations for the years ended December 29, 1996 and December 28, 1997 and the Statement of Operations for the quarter ended March 29, 1998 are, to the best of Seller's knowledge, materially correct and fairly represent the business operations conducted at the Stores by Seller.

     3.13 No Omission or Misrepresentation. No representation, warranty or statement, or information furnished by Seller in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of fact or will omit any fact required to make the statements or information so furnished not misleading.

                            ARTICLE IV
           REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents, covenants and warrants to Seller the following (if applicable):

     4.01. Corporate Organization, Etc. Purchaser is a limited liability company duly formed and in good standing under the laws of the State of New York.

     4.02. Authority. Purchaser has full corporate power and authority, in accordance with its Articles of Organization and Operating Agreement, to carry out its business as presently conducted and to enter into and perform its obligations under this Agreement and to carry out the transactions contemplated hereby.

     4.03. Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate any provision of the Certificate of Organization and Operating Agreement of Purchaser; or, to the best knowledge of Purchaser, violate, conflict with, constitute a default (or constitute an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under, any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Purchaser is a party or by which it or any of the Assets may be bound; or violate any statute or law of any judgment, decree, order, regulation or rule of any court or governmental authority applicable to either Purchaser or any of the Assets.

     4.04. Brokers and Finders. Neither Purchaser nor any of its officers, directors or employees has taken any action with respect to any broker or finder that would give rise to any liability on the part of Seller, or has incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement that would give rise to any liability on the part of Seller. Purchaser hereby indemnifies Seller from and against any claim, action or proceeding by any person or entity in connection with any alleged fee or commission arising from this transaction.

     4.05. No Further Consents and Approvals Required. No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required by Purchaser in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

     4.06. Litigation. As of the date hereof, Purchaser has not received notice that it is or may be in violation of any material order, writ, injunction, rule, regulation or decree of any court or of any federal, state, municipal or other governmental authority or agency having jurisdiction over Purchaser. There is no decree or judgment of any kind in existence enjoining or restraining Purchaser, or any of Purchaser's officers, directors or stockholders, from taking any action required or contemplated by this Agreement. Purchaser is not engaged in, nor to the best knowledge of Purchaser is Purchaser threatened with, any legal action or other proceeding. Purchaser has not incurred or been charged with, nor to the best knowledge of Purchaser is Purchaser under investigation with respect to, any violation of any federal, state or local law or administrative regulation with respect to which, if adversely determined, there is a reasonable probability of a material adverse effect on Purchaser's ability to acquire any of the Assets or to conduct the business being conducted at the Stores in substantially the same manner as heretofore conducted.

     4.07. Knowledge. Neither Purchaser nor its officers or directors have knowledge of any present facts or circumstances relating to Purchaser that would materially adversely affect the ability of Purchaser to perform its obligations under this Agreement.

     4.08 No Omission or Misrepresentation. No representation, warranty or statement, or information furnished by Purchaser in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of fact or will omit any fact required to make the statements or information so furnished not misleading.

                            ARTICLE V
                     COVENANTS OF THE PARTIES

     5.01. Purchaser's Rights of Inspection. From and after the date hereof, Seller shall, from time to time, on business days and during business hours, make the Stores and their assets and business records available to Purchaser or Purchaser's representatives for inspection upon not less than three (3) days' notice of Purchaser's intention to inspect the Stores. Seller may have a representative or employee of Seller accompany Purchaser's representative during any such inspection. Purchaser shall have the right to inspect the Stores, business records and the Assets at anytime up until the Closing Date provided herein. Purchaser recognizes and acknowledges that the Assets are being sold in an "as is" condition. However, such Assets shall be in good working order at the time of Closing. In the event that upon Purchaser's inspection of the Stores and/or Assets, Purchaser determines in good faith that there is any deficiency with respect to the physical condition of the Assets and/or the Stores, Purchaser shall provide written notice to Seller prior to the Closing Date of the alleged deficiencies. Upon receipt of such notice, Seller shall (i) agree to correct the deficiency, in which case Purchaser shall cooperate with Seller in such correction; (ii) reduce the Purchase Price to be paid by Purchaser by such sum; or (iii) terminate the Agreement without further obligation on the part of Seller.

     5.02. Consents. Seller will use its best efforts to obtain at the earliest practicable date and prior to the Closing all consents of lessors of the Assigned Properties required for the consummation of the transactions contemplated hereby. Purchaser agrees to assist Seller in securing the release and discharge of Seller from any and all obligations arising under the Lease Agreements after the Closing Date.

     5.03.     Sales and Transfer Taxes and Fees.

          (a) All sales, ad valorem and transfer, recording, filing and similar taxes and fees (including any penalties or interest) incurred in connection with this Agreement and the transactions contemplated hereby will be borne by Purchaser. In addition, Purchaser will be responsible for taxes due in connection with Bulk Sales as defined by the Uniform Commercial Code; the parties will assist each other in the filing of all necessary tax returns and other documentation with respect to all such sales, ad valorem, transfer and recording taxes and fees and, if required by applicable law, will join in the execution of any such tax returns or other documentation. Any and all fees of any nature imposed on either party by AFC relative to the assignment or other transfer of any franchise right in the Stores shall be the responsibility of Purchaser.

          (b) In connection with the Bulk Sales notice to Seller's creditors under the Uniform Commercial Code, the parties agree that they shall cooperate in preparing such notices as may be required.

     5.04. Expenses. Whether or not the transactions contemplated hereby are consummated, and except as provided in
Section 5.03 above, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be borne by the respective parties. Any and all fees of any nature imposed by AFC relative to the assignment of the Franchise Agreements shall be the responsibility of Purchaser.

     5.05. Notices. The parties hereto shall immediately inform the other parties hereto in writing of the occurrence of any events or the existence of any circumstances the effect of which would constitute a breach of any covenant or warranty in this Agreement, or which would result in any representation in this Agreement being or becoming untrue or misleading.

     5.06. Utilities. Seller shall use its best efforts (without obligation to incur any expenses) to make certain that gas and electrical utilities serving the Stores shall not be terminated by the suppliers thereof on the Closing Date. Seller and Purchaser shall notify those utility companies which service the Stores that Purchaser shall be responsible for the payment of any and all obligations incurred therefor after the Closing Date for the utilities serving the Stores, and shall, to the extent practicable, cause meters to be read on or immediately prior to the Closing Date. Telephone service for the Stores shall be transferred to Purchaser's account by Purchaser, with Seller's assistance, as of the Closing Date.

     5.07. Conduct of Business at the Stores Pending the Closing Date. Seller agrees that from the date hereof until the Closing Date, unless otherwise consented to by Purchaser in writing, Seller will carry on the business at the Stores in substantially the same manner as heretofore conducted and will not enter into any agreement or make any commitment relating to the business conducted in the Stores except in the ordinary course of business and consistent with past practice.

     5.08. Computer/Cash Register Systems. Seller agrees to provide such cooperation to Purchaser as Purchaser may reasonably request to enable Purchaser to program and operate the computer/cash register systems at the Stores.

     5.09 Approval by Seller's Stockholders. Seller shall use its best efforts to (i) hold a duly called meeting of its stockholders for the purpose, among other things, of obtaining the requisite approval of the stockholders in accordance with the Business Corporation Law of the State of New York, of the transactions embodied by this Agreement, and (ii) request and solicit from its stockholders proxies voting in favor of the transactions embodied by this Agreement, in accordance with the requirements of the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                            ARTICLE VI
                            EMPLOYEES

     6.01. Hiring of Seller's Employees. It is Purchaser's intention, as of the Closing Date, to offer employment to all employees of Seller then employed at the Stores (collectively, the "Employees"), all such offers of employment to be pursuant to Purchaser's standard employment practices and policies. Purchaser's intent to offer employment to such Employees as of the Closing Date shall not create any written contractual right of employment on the part of any such Employee.

     6.02. Earned Vacation Pay. At Closing, Purchaser shall assume the liability and obligation of Seller for the payment of accrued vacation of all Employees hired by Purchaser.

     6.03 Medical Insurance.   Purchaser covenants and agrees
that it shall obtain medical insurance covering all qualified employees of Seller to whom it offers employment, such medical insurance to be comparable in scope of coverage and expense to employees as that which is currently offered by Seller to its employees of the Stores.

                           ARTICLE VII
               CONDITIONS TO OBLIGATIONS OF SELLER

          Each and every obligation of Seller under this Agreement to be performed at the Closing shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, unless waived in writing by Seller:

     7.01. Representations and Warranties True. The representations and warranties of Purchaser contained herein shall be true, complete and accurate in all material respects as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of such date, except for changes expressly permitted or contemplated by the terms of this Agreement.

     7.02. Performance. Purchaser shall have performed and complied with all agreements, obligations and conditions required by this Agreement to be performed or complied with on or prior to the Closing Date.

     7.03. Officer's Certificate. Purchaser shall have delivered to Seller a certificate, dated the Closing Date, executed by a duly authorized executive officer of Purchaser, certifying the fulfillment of the conditions specified in Sections 7.01 and 7.02 hereof.

     7.04. No Injunction, Etc. On the Closing Date, (i) there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued or threatened by a court or other governmental authority of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided or imposing any conditions on the consummation of the transactions contemplated hereby, and
(ii) no action, suit or proceeding shall be pending before any such court or other governmental authority seeking such relief.

     7.05. Opinion of Purchaser's Counsel. Purchaser shall have delivered to Seller an opinion of Purchaser's counsel, dated as of the Closing Date, in form and substance satisfaction to Seller, to the effect that:

          (a) Purchaser is a limited liability company duly formed and in good standing under the laws of the State of New
York and is duly qualified and authorized to do business in the State of New York;

          (b) Purchaser has the requisite power and authority to carry on the business conducted at the Stores and to own the properties and assets used in such business;

          (c) this Agreement has been duly executed and delivered by Purchaser and is the valid and binding obligation of Purchaser, enforceable in accordance with its terms except that
(i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights in the event of future bankruptcy, insolvency or reorganization of Purchaser, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought;

          (d) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate any provision of Purchaser's Articles of Organization or Operating Agreement; or violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any termination, cancellation or acceleration under, any note, bond, mortgage, indenture, license, agreement, lease or other instrument to which Purchaser is bound.

     7.06. Franchise and Other Consents and Approvals. AFC shall have notified Seller and Purchaser in writing that it will grant approval of the assignment of Seller's franchise rights to operate the Stores as Popeye's Famous Fried Chicken and Biscuits Restaurants to Purchaser and that Seller has satisfied all terms, conditions and requirements pertaining to the granting of said franchises. Seller shall have received, at a duly called and convened meeting of its stockholders, the requisite vote in favor of this Agreement in accordance with the Business Corporation Law of the State of New York.

     7.07 Lessor Approval.   The lessors of the Leased Property
shall have provided to Seller and Purchaser duly executed and acknowledged assignments and assumptions of the Leased Property, in a form that is reasonably acceptable to counsel for Seller, each assignment and assumption to be contingent upon the closing of the transactions contemplated herein.

                           ARTICLE VIII
              CONDITIONS TO OBLIGATIONS OF PURCHASER

     Each and every obligation of Purchaser under this Agreement to be performed at the Closing shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, unless waived in writing by Purchaser:

     8.01. Representations and Warranties True. The representations and warranties of Seller contained herein shall be true, complete and accurate in all material respects as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of such date, except for changes expressly permitted or contemplated by the terms of this Agreement.

     8.02. Performance. Seller shall have performed and complied with all agreements, obligations and conditions required by this Agreement to be performed or complied with on or prior to the Closing Date.

     8.03. Officer's Certificate. Seller shall have delivered to Purchaser a certificate, dated the Closing Date, executed by a duly authorized executive officer of Seller, certifying the fulfillment of the conditions specified in Sections 8.01 and 8.02 hereof.

     8.04. No Injunction, Etc. On the Closing Date, (i) there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued or threatened by a court or other governmental authority of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as so provided or imposing any conditions on the consummation of the transactions contemplated hereby, and
(ii) no action, suit or proceeding shall be pending before any such court or other governmental authority seeking such relief.

     8.05. Opinion of Seller's Counsel. Seller shall have delivered to Purchaser an opinion of its counsel, dated as of the Closing Date, in form and substance satisfactory to Purchaser, to the effect that:

          (a) Seller is a corporation duly incorporated and in good standing under the laws of the State of New York;

          (b) Seller has corporate power and authority to carry on the business conducted at the Stores as it is now being conducted and to own the properties and assets used in such business;

          (c) this Agreement has been duly executed and delivered by Seller and is the valid and binding obligation of Seller, enforceable in accordance with its terms except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights in the event of the future bankruptcy, insolvency or reorganization of Seller, and
(ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; and

          (d) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate any provision of the respective Articles of Incorporation or By-Laws of Seller; or violate, conflict with, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under, any note, bond, mortgage, indenture, license, agreement, lease (other than the Lease Agreements) or other instrument known to Seller to which Seller is a party or by which it or any of the Assets may be bound.

     8.06. Franchise Approval. AFC shall have notified Seller and Purchaser in writing that it will grant approval of the assignment of Seller's franchise right to operate the Stores as Popeye's Famous Fried Chicken and Biscuits Restaurants to Purchaser and that Seller has satisfied all terms, conditions and requirements pertaining to the granting of said franchises.

     8.07 Lessor Approval.   The lessors of the Leased Property
shall have provided to Seller and Purchaser duly executed and acknowledged assignments and assumptions of the Leased Property, in a form that is reasonably acceptable to counsel for Purchaser, each assignment and assumption to be contingent upon the closing of the transactions contemplated herein.

                            ARTICLE IX
           SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

     9.01. Survival of Representations. The representations and warranties made by Seller under this Agreement or pursuant hereto shall survive the Closing only to the extent provided for in this Article IX. The representations and warranties made by Purchaser in this Agreement shall survive Closing forever.

     9.02. Agreement of Seller to Indemnify Purchaser. Subject to the terms and conditions of this Article IX, Seller hereby agrees to indemnify, defend and hold Purchaser harmless, at any time after consummation of the Closing, from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including without limitation, interest, penalties and attorneys' fees and expenses (collectively, "Damages") asserted against, resulting to, imposed upon or incurred by Purchaser by reason of or resulting from (a) liabilities, obligations or claims (whether absolute, accrued, contingent or other) existing as of the Closing Date or arising out of facts or circumstances existing at or prior thereto, whether or not such liabilities or obligations were known at the time of the Closing, relating to or arising out of the ownership, possession or use of the Assets or the conduct of business at the Stores by Seller prior to the Closing, except those disclosed to Purchaser in connection herewith; (b) a breach of any representation, warranty or agreement or any facts or circumstances constituting such a breach; or (c) the employment or termination of such employment by Seller of any employees of Seller.

     9.03. Agreement of Purchaser to Indemnify Seller. Subject to the terms and conditions of this Article IX, Purchaser hereby agrees to indemnify, defend and hold Seller harmless, at any time after consummation of the Closing, from and against all Damages asserted against, resulting to, imposed upon or incurred by Seller, directly or indirectly, by reason of or resulting from
(a) liabilities, obligations or claims (whether absolute, accrued, contingent or other) arising from and after the Closing Date relating to or arising out of the ownership, possession or use of the Assets or the conduct of business at the Stores by Purchaser following the Closing Date, except those expressly assumed or agreed to by Seller herein; (b) a breach of any representation, warranty or agreement of Purchaser contained in or made pursuant to this Agreement or any facts or circumstances constituting such a breach; or (c) the employment or termination of employment of Employees by Purchaser.

     9.04.  Limitation of Liability.

          (a) With respect to representations and warranties of Seller contained in Article III of this Agreement, which representations and warranties shall survive Closing only to the extent provided herein, no indemnification by Seller under
Section 9.02 shall be required to be made:

               (i) with respect to Damages resulting from claims as to which Seller has not received written notice within one (1) year following the Closing, (whether or not such Damages have then actually been sustained);

               (ii) unless and to the extent that the aggregate amount of Damages sustained by Purchaser with respect to claims for breaches of representations and warranties hereunder exceeds Five Thousand ($5,000) Dollars in the aggregate, and then only with respect to the amount in excess of Five Thousand ($5,000) Dollars; and

               (iii) for any amounts in the aggregate (including without limitation fees and expenses of counsel) in excess of the Purchase Price.

          (b) All Damages shall be computed net of any net recovery under any insurance coverage with respect thereto which reduces the Damages that would otherwise be sustained.

     9.05. Procedures Relating to Indemnification. The obligations and liabilities of the party making the indemnity pursuant to Sections 9.02 and 9.03 (the "Indemnitor") with respect to claims made by third parties against the party or parties being indemnified pursuant to such Sections (the "Indemnitee") shall be subject to the following terms and conditions:

          (a) the Indemnitee will give the Indemnitor prompt notice of any such claim, and Indemnitor shall have the right to undertake (at the Indemnitor's sole cost and expense) the defense thereof by representatives chosen by it and reasonably acceptable to the Indemnitee;

          (b) if the Indemnitor, within a reasonable time after notice of any such claim, fails to defend the Indemnitee against which such claim has been asserted, the Indemnitee will (upon further notice to the Indemnitor) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the Indemnitor, subject to the right of the Indemnitor to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof;

          (c) anything in this Section 9.05 to the contrary notwithstanding, (i) if there is a reasonable probability that a claim may materially and adversely affect the Indemnitee other than as a result of money damages or other money payments, the Indemnitee shall have the right, at its own cost and expense, to defend, compromise or settle such claim, and (ii) the Indemnitor shall not, without the written consent of the Indemnitee, settle or compromise any claim or consent to the entry of any judgment; and
          (d) in connection with all claims defended hereunder, the Indemnitee shall give the Indemnitor prompt written notice of all material developments in connection with all claims, will promptly supply the Indemnitor with all papers, documents and evidence in the Indemnitee's possession and such other information within the Indemnitee's knowledge pertinent to such claims, and will produce at the appropriate place or places, at reasonable times, such witnesses under the Indemnitee's control as may reasonably be requested by the Indemnitor or its representatives.

                            ARTICLE X
                           TERMINATION

     10.01. Methods of Termination. Except as otherwise provided, this Agreement may be terminated prior to the Closing:

          (a) by mutual written agreement of Purchaser and Seller;

          (b) by Purchaser if the Closing has not occurred by December 30, 1998, provided that a default by Purchaser hereunder is not responsible for the Closing not having occurred;

          (c) by Seller if the Closing has not occurred by December 30, 1998, provided that a default by Seller hereunder is not responsible for the Closing not have occurred; or

          (d) by Seller if it has not, by December 30, 1998, received approval by the stockholders of Seller of this transaction in accordance with the Business Corporation Law of the State of New York.

                            ARTICLE XI
                     MISCELLANEOUS PROVISIONS

     11.01. Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented only by written agreement of the parties at any time prior to the Closing with respect to any of the terms contained herein.

     11.02. Waiver of Compliance. Any failure of Purchaser, on the one hand, or Seller, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by Purchaser or Seller, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

     11.03. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail with postage prepaid:

    (a)   if to Purchaser, to:
          POPYORK LLC
          300 Main Street, Suite 202
          Little Falls, New Jersey 07424
          Attention: Mr. Gary Monie

or to such other person or address as Purchaser shall furnish to Seller in writing:

     (b)  if to Seller, to:
          FAST FOOD OPERATORS, INC.
          42-40 Bell Boulevard, Suite 200
          Bayside, New York 11361
          Attention:  Lewis E. Topper

          with a copy to:
          Stephen J. Czarnik, Esq.
          Brown Raysman Millstein Felder & Steiner LLP
          120 West 45th Street
          New York, New York 10036

or to such other person or address as Seller shall furnish to Purchaser in writing.

     11.04. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The parties hereto agree that neither
Purchaser nor Seller shall have the right to assign its rights and obligations as set forth herein without prior notice and consent of other party.

     11.05. Governing Law. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in that state.

     11.06. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     11.07. Headings. The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

     11.08. Entire Agreement. This Agreement, including the Schedules and Exhibits hereto, and the other documents and certificates delivered pursuant to the terms hereof or referred to herein, set forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto.

     11.09. Third Parties. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and their respective corporate seals to be affixed hereto, all as of the day and year first above written.

                                        FAST FOOD OPERATORS, INC.


                                   By:  ________________________
                                        Name:     Lewis E. Topper
                                        Title:    President



                                        POPYORK LLC

                                   By:  ________________________
                                        Name:     Gary Monie
                                        Title:    Manager


            ASSIGNMENT, BILL OF SALE AND CONVEYANCE


STATE OF NEW YORK  )
                   )
COUNTY OF NEW YORK )


          FAST FOOD OPERATORS, INC. (the "Seller"), in accordance with the provisions of the Asset Purchase Agreement dated July 10, 1998 (the "Agreement") between Seller and POPYORK LLC ("Purchaser"), pursuant to which Purchaser is purchasing and Seller is selling the fixed assets, tangible and intangible, used in or associated with the Store as defined in the Agreement, including, but not limited to, the following: the real estate, buildings and related improvements used in the operation of the Stores ("Leased Property") which Leased Property will be leased to Purchaser at Closing on the same terms and conditions as are presently set forth in the lease agreement for the location of the Stores; furniture, trade fixtures and equipment owned by Seller and used in the operation of and located at the Stores as of the date hereof; subject to the approval of America's Favorite Chicken Company, the assignment of the Franchise Agreements pertaining to the Stores; Seller's rights, if any, under the contracts, agreements and commitments of Seller listed in
Schedule 1.01(d) to the Agreement relating to the business conducted at the Stores but only to the extent provided in
Section 2.05 of the Agreement; the prepaid items, deposits, customary cash "bank" for the Stores, and other special items listed on Schedule 1.01(e) to the Agreement; and, all of Seller's inventory of goods and supplies which are useable in the ordinary course of business and which are typically characterized as inventory and which are located at the Stores as of the Closing Date (as defined in Section 1.04 of the Agreement) (collectively, the "Assets"). Such Assets being granted, bargained, sold, conveyed, assigned, transferred and delivered to Purchaser by Seller in consideration of (i) cash in the amount of Nine Hundred Thousand ($900,000.00) Dollars; (ii) cash in an amount equal to the value of the Assets described in Section 1.01(e) of the Agreement, plus a sum representing the Inventory for the Stores as of the date of Closing as described in Section 1.01(f); (iii) assumption by Purchaser of the following liabilities and obligations of Seller that arise from and after the Closing Date (as defined in the Agreement) in respect of and to the extent related to the business conducted at the Stores: (a) all liabilities arising under the Lease Agreement for the Leased Property; and (b) all of Seller's obligations and liabilities under service contracts, licenses and concessions, if any, referred to in Section 2.05 and listed in Schedule 1.01(d) of the Agreement; (iv) assumption buy Purchaser of Seller's obligation for earned vacation pay to all Employees hired by Purchaser pursuant to Section 6.02; and (v) other good and valuable consideration, the receipt of which is hereby acknowledged.

          TO HAVE AND TO HOLD, all and singular, the foregoing unto Purchaser, its successors and assigns to use for its and their use and benefit forever.

          Except as expressly stated in the Agreement or listed on the Schedules thereto, assets and property sold hereunder are owned exclusively, and are sold and conveyed to Purchaser by Seller, free and clear of any lien, mortgage, pledge, encumbrance, or charge of any kind, or interest or claim of title or right of third parties, and Seller hereby covenants and agrees with Purchaser to warrant and defend this conveyance, transfer, sale and assignment and the title of Purchaser, its successors and assigns, hereunder against the claims and demands of any and all persons whomever, SAVE AND EXCEPT for those liens, encumbrances, charges, mortgages, pledges, interests, claims or contingency items set out in the Agreement.

          This Assignment, Bill of Sale and Conveyance is executed and delivered pursuant to and subject to the terms and conditions of the Agreement, and the representations and warranties contained in the Agreement shall survive the execution and delivery hereof. Seller agrees that at any time and from time to time on and after the Closing Date, at Purchaser's request and without further consideration, Seller shall execute and deliver such other instruments of conveyance and transfer and take such other action as Purchaser reasonably may request more effectively to convey to, transfer to and vest in Purchaser, or to put Purchaser, or its successors and assigns, in possession of, any or all of the assets and property to be conveyed, transferred, sold, assigned and delivered hereunder or intended so to be.

     Capitalized terms not defined herein shall have the meaning ascribed to them in the Agreement.

      IN WITNESS WHEREOF, the parties hereto have duly executed this instrument the 10th day of July, 1998.

                                   FAST FOOD OPERATORS, INC.


                              By:  __________________________
                                   Name:     Lewis E. Topper
                                   Title:    President


                                   POPYORK LLC


                              By:  __________________________
                                   Name:     Gary Monie
                                   Title:    Manager


Schedule 1.01

The Stores
----------


1.   722 Seventh Avenue
     New York, New York

2.   122-10 Guy Brewer Boulevard
     Queens, New York

3.   850 Pennsylvania Avenue
     Brooklyn, New York

4.   2137 Nostrand Avenue
     Brooklyn, New York


Schedule 1.01(a)

Property
--------
[TO BE PROVIDED]


Schedule 1.01(d)

Material Contracts
------------------

1.   Lease Agreements for the Leased Property
2. Franchise Agreements with America's Favorite Chicken Company for the Stores
[ADDITIONAL INFORMATION TO BE PROVIDED]


Schedule 1.01(e)

Special Items
-------------
[TO BE PROVIDED]


Schedule 1.03

Allocation of Purchase Price
----------------------------
[TO BE PROVIDED]


Schedule 3.08

Creditors
---------
[TO BE PROVIDED]